Exhibit 99.1

2008 Election of Independent Directors

October 20, 2008

TO: Chief Executive Officer

RE: 2008 Election of Independent Directors for the Federal Home Loan Bank of San Francisco

In December 2008, the Federal Home Loan Bank of San Francisco will hold an election for two independent director positions, including one public interest director. Each of these positions will have a term of four years beginning January 1, 2009, and ending December 31, 2012. Institutions that were members of the Bank as of December 31, 2007, are eligible to vote in the 2008 election of independent directors.

Please note that the 2008 election process for independent directors is separate from the election process currently underway for a California member director position on the Board. Ballots for the California member director election were mailed to eligible California members on October 10, 2008. Those ballots must be completed and returned to the Bank by 5:00 p.m. on November 12, 2008.

Background

The Bank's Board is currently comprised of fourteen directors, six of whom were appointed by the Federal Housing Finance Board in 2007. Two of the Bank's appointed directors hold seats with terms expiring on December 31, 2008. Under the recently enacted Housing and Economic Recovery Act of 2008 (HERA), director positions like these (previously known as "appointive" directors, now known as "independent" directors) will no longer be filled by the Bank's regulator. Instead, candidates are to be nominated by the Bank's Board of Directors (in consultation with the Bank's Affordable Housing Advisory Council) and elected by the Bank's members.

The requirements for conducting the independent director elections are set by the Federal Housing Finance Agency (the Bank's new regulator) and described in an interim final rule published by the Agency on September 26, 2008 (available on the Bank's website at www.fhlbsf.com).

Nomination of Candidates

In accordance with the Finance Agency's new rule, the Bank's Board is now considering applications from candidates who may be eligible for nomination to fill an independent director position on the Bank's Board. The deadline to submit an application to the Bank is October 30, 2008.

Following the close of the application period, the Bank's Board will assess the eligibility and qualifications of each applicant, nominate a list of candidates (after consultation with the Advisory Council), and submit the nominees' applications to the Finance Agency for review before the Bank announces the nominations.

Candidates for an independent director position must meet certain minimum statutory requirements:

  To serve as an independent director, an individual must be a United States citizen and must maintain a principal residence in a state in the Bank's district (or own or lease a residence in the district and be employed in the district). In addition, the individual may not be an officer of any Federal Home Loan Bank or a director, officer, or employee of any member of the Bank or of any recipient of advances from the Bank.
  To serve as a public interest director, an individual must have more than four years of personal experience in representing consumer or community interests on banking services, credit needs, housing, or financial consumer protections.
  To serve as an independent director other than a public interest director, an individual must have knowledge of, or experience in, financial management, auditing or accounting, risk management practices, derivatives, project development, organizational management, or the law.

More specific information about these statutory eligibility requirements is contained in the Finance Agency's application form. The application also requires candidates to provide information about their leadership experience, business knowledge, commitment to service, personal integrity, independence, and other experience and education.

To be considered as a candidate, an individual must submit the following materials to the Bank by 5:00 p.m. on October 30, 2008:

  Federal Home Loan Bank Independent Director Application Form. This form is available on the Bank's website at www.fhlbsf.com
  Detailed resume
  Summary of additional qualifications, such as specific qualifications for the public interest director position or expertise in the areas relevant for an independent director under the Finance Agency rules

Interested individuals should send the required information to: Suzanne Titus-Johnson, Senior Vice President and General Counsel-Corporate Secretary, Federal Home Loan Bank of San Francisco, 600 California Street, Suite 300, San Francisco, CA 94108.

Voting

After the nomination process has been completed, the Bank will announce the candidates and mail ballots for the election in December. Institutions that were members of the Bank as of December 31, 2007-the record date for this election-are eligible to vote in the 2008 election of independent directors. The number of votes that your institution may cast for each independent director position is indicated on the enclosed list of eligible voting institutions. This number is the lesser of (i) the number of shares of capital stock your institution was required to hold on December 31, 2007, or (ii) the average number of shares of capital stock required to be held by all members in the same state as of that date. If your institution was not a member of the Bank as of the record date, it will not be on the list of eligible voting institutions and will not receive a ballot.

In planning for the election, please note that a member's ballot must be executed by resolution of the member's governing body or by an appropriate writing signed by an individual authorized to act on behalf of the governing body.

For additional information about the Bank and its Board of Directors, please see the Bank's 2007 Form 10-K. If you have any questions about serving on the Bank's Board or the independent director election process, please contact Suzanne Titus-Johnson at 415-616-2727 or titusjos@fhlbsf.com or Carolyn Lesko at 415-616-2722 or leskoc@fhlbsf.com

We look forward to your participation in the 2008 independent director elections.

Sincerely,

/s/ Suzanne Titus-Johnson

Suzanne Titus-Johnson
Senior Vice President and
General Counsel-Corporate Secretary

Enclosures:  2008 Board of Directors
                    Institutions Eligible to Participate in 2008 Independent Director Election